As filed with the Securities and Exchange Commission on November 10, 2011

Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (No. 333-14733)

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DT Sale Corp.

(Exact name of Registrant as specified in its charter)

California	33-0033759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18030 Brookhurst PMB 373 Fountain Valley, California	92708
(Address of Principal Executive Offices)	(Zip Code)

1996 STOCK OPTION PLAN

(Full title of the plan)

Stephen J. Vukadinovich

President and Chief Financial Officer

DT Sale Corp.

18030 Brookhurst PMB 373

Fountain Valley, California 92708

(Name and address of agent for service)

(714) 721- 6139

(Telephone number, including area code, of agent for service)

Copy to:

Perry S. Patterson, Esquire

Buchanan Ingersoll & Rooney PC

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, Pennsylvania 15219-1410

(412) 562-8445

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-14733) of DT Sale Corp. (formerly known as “DPAC Technologies Corp.” and as “Dense-Pac Microsystems, Inc.”), a California corporation (the “Company”), pertaining to the registration of 2,000,000 shares of common stock of the Company, without par value (the “Company Common Stock”), under the 1996 Stock Option Plan and the registration of an indeterminate number of additional shares which may become deliverable as a result of future adjustments to prevent dilution, which was filed with the Securities and Exchange Commission on October 24, 1996 (the “Registration Statement”).

The Company has terminated all offerings of Company Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Company Common Stock registered under the Registration Statement which remain unsold as of the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on this 10th day of November, 2011.

DT SALE CORP.

By:	/s/ Stephen J. Vukadinovich
Stephen J. Vukadinovich
President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on this 10th day of November, 2011.

Signature	Capacity

/s/ Stephen J. Vukadinovich	President, Chief Financial Officer and Secretary
Stephen J. Vukadinovich	(Principal Executive Officer and Principal Financial Officer)

/s/ William Roberts	Director
William Roberts

/s/ James Bole	Director
James Bole